Exhibit 10.2

Department:	Name of Policy:	Department Policy Number:

Corporate Secretary	2008 Directors’ Compensation Policy	1

Effective Date:	Supersedes Revisions:	Authority to Approve and Amend:

September 26, 2008	January 1, 2008	Board of Directors

Next Review Date:	Department Policy Owner:

January 2009	Corporate Secretary

A.	General

1.	The Bank will pay each member of the board of directors a fee for attendance at any official meeting (in person or by telephone) of the board or a committee of the board. An official meeting includes a meeting of any ad hoc committee established by the board for a specific purpose. In addition, the Bank will pay any director representative to the Council of Federal Home Loan Banks (FHLBanks) a fee for attendance at any official meeting of that group. The Bank will not pay a fee for a director’s attendance at any Federal Home Loan Bank System meeting. The fees for attendance at these meetings are outlined below.

2.	The Bank will pay a fee only for a director’s actual attendance and participation at a meeting, unless the director’s absence is due to unanticipated transportation problems encountered while in route to the meeting. Participation by telephone for in-person meetings is discouraged unless necessary to attain a quorum. The Bank will not pay for a director’s participation by telephone for an in-person meeting unless the Chairman approves such participation in writing prior to the meeting. The Bank will not pay a fee for a director’s attendance at meetings other than those described above.

3.	The Bank will not advance the payment of fees to any director.

4.	The Federal Home Loan Bank Act previously placed limits on the amount of compensation payable to any director. From January 1, 2008 through August 31, 2008, those limits were:

a) Chairman of the Board	$31,232
b) Vice Chairman of the Board	$24,986
c) Director	$18,739

Once a director has reached his or her statutory limit, the Bank was not permitted to pay additional fees to that director, even if the director attended a meeting at which a fee otherwise would be paid under this policy.

5.	The Federal Home Loan Bank Act no longer prescribes limitations on the amount of compensation payable to any director, and the board has adopted the revised compensation limits effective September 1, 2008 on a prospective basis. Those limits are:

a) Chairman of the Board	$45,000
b) Vice Chairman of the Board	$45,000
c) Director	$45,000

Once a director has reached his or her revised compensation limit, the Bank will not pay additional fees to that director, even if the director attends a meeting at which a fee otherwise would be paid under this policy.

B.	Meeting Fees

1.	Chairman

a)	$2,000 per meeting day of the board when chairing a board meeting

b)	$1,350 per meeting of a committee of the board of which he/she is chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$800 per meeting day of the Council of FHLBanks

e)	$800 per meeting day of the FHLBanks’ Chairs/Vice Chairs

2.	Vice Chairman

a)	$1,800 per meeting day of the board

b)	$1,350 per meeting of a committee of the board of which he/she is chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$2,000 per meeting day of the board when serving as Chairman for the entire meeting

e)	$800 per meeting day of the Council of FHLBanks

f)	$800 per meeting day of the FHLBanks’ Chairs/Vice Chairs

3.	Director (other than Chairman or Vice Chairman)

a)	$1,500 per meeting day of the board

b)	$1,350 per meeting of a committee when serving as committee chairman

c)	$1,150 per meeting of a committee of the board of which he/she is a member

d)	$800 per meeting day of the Council of FHLBanks

e)	$500 for attending new director orientation (new directors only)

C.	Miscellaneous

1.	Fees for Special Meetings Held Telephonically

a)	Chairman; Vice Chairman, if serving as Chairman; or Committee Chairman, if serving as Chairman

$500 per meeting

b)	Director (other than individual Chairman for the telephonic meeting)

$300 per meeting

2.	Travel Expenses

a)	In accordance with the Bank’s normal reimbursement policy, the Bank will reimburse a director’s travel expenses incurred in connection with attendance at any meeting for which the director is paid a fee. Please consult the Bank’s Travel and Entertainment Policy for a more detailed explanation regarding expense reimbursement.

b)	The Bank will reimburse a director’s registration fees and travel expenses incurred in connection with any other meeting, hearing, ceremony, continuing education seminar, etc. only if the Chairman determines that the meeting is relevant to the Bank’s business activities or the director’s duties as a board member and the director attends the meeting at the request of, or with the approval of, the Chairman. The Vice-Chairman shall approve all such fees and expenses for the Chairman. These amounts will be reimbursable to the extent provided for such purpose in the Bank’s annual budget and in accordance with the Bank’s Travel and Entertainment Policy. The Bank will not pay a fee for a director’s participation in these types of activities, and in accordance with 12 CFR 918.4, the Bank will not reimburse directors for entertainment expenses at these events.

c)	The Bank will pay the transportation and other ordinary travel expenses of one guest of a director to attend a board meeting only as specified in advance by the Bank. It will be the director’s responsibility to pay the transportation and other travel expenses of a guest that accompanies such director to any other board meeting.

d)	A board member may invite a guest to Bank-sponsored board dinners or receptions held in connection with board meetings at the expense of the Bank, so long as such guest otherwise pays his or her own transportation and travel expenses.

e)	The Bank will pay for activities of directors and their guests at board meetings only as specified in advance by the Bank.